UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*


                        INTERNATIONAL AIRCRAFT INVESTORS
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    458860103
                                 (CUSIP Number)


                                 August 1, 2001
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 458860103


1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   ING Pilgrim Capital Corporation, LLC
   86-1020892
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   N/A
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   None. Pursuant to Rule 13d-4, ING Pilgrim Capital Corporation, LLC declares that the filing of this Schedule 13G shall not be deemed to be an admission by it that it is, for purposes of Section 13(d) or 13(g) of the Securities Exchange Act, the beneficial owner of any securities covered by this statement.
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

   N/A
   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   HC
   -----------------------------------------------------------------------------

CUSIP NO. 458860103


1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   ING Pilgrim Group, LLC
   86-1020893
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   N/A
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   None. Pursuant to Rule 13d-4, ING Pilgrim Group, LLC declares that the filing of this Schedule 13G shall not be deemed to be an admission by it that it is, for purposes of Section 13(d) or 13(g) of the Securities Exchange Act, the beneficial owner of any securities covered by this statement.
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

   N/A
   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   HC
   -----------------------------------------------------------------------------

CUSIP NO. 458860103


1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   ING Pilgrim Investments, LLC
   86-1020890
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   N/A
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   None. Pursuant to Rule 13d-4, ING Pilgrim Investments, LLC declares that the filing of this Schedule 13G shall not be deemed to be an admission by it that it is, for purposes of Section 13(d) or 13(g) of the Securities Exchange Act, the beneficial owner of any securities covered by this statement.

   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

   N/A
   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IA
   -----------------------------------------------------------------------------

CUSIP NO. 458860103


1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Pilgrim Financial Services Fund, Inc.
   95-4020286
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   N/A
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Maryland
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   None
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

   N/A
   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IV
   -----------------------------------------------------------------------------

ITEM 1.

     (a)  Name of Issuer:

          International Aircraft Investors

     (b)  Address of Issuer's Principal Executive Offices:

          3655 Torrance Boulevard, Suite 410 Torrance, California 90503

ITEM 2.

     (a)  Name of Person Filing:

          ING Pilgrim Capital Corporation, LLC
          ING Pilgrim Group, LLC
          ING Pilgrim Investments, LLC
          Pilgrim Financial Services Fund, Inc.

     (b)  Address of Principal Business Offices or, if none, Residence:

          ING Pilgrim Capital Corporation, LLC: 7337 East Doubletree Ranch Road, Scottsdale, AZ 85258-2034

     (c)  Citizenship

          Not applicable

     (d)  Title of Class of Securities:

          Common Stock

     (e)  CUSIP Number:

          458860103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ] Broker or dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").

     (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act.

     (c)  [ ]  Insurance company as defined in Section 3(a)(19) of the Act.

     (d) [X] Investment company registered under Section 8 of the Investment Company Act of 1940.

     (e)  [X]  An investment advisor in accordance with Section
               240.13d-1(b)(1)(ii)(E).

     (f)  [ ]  An employee benefit plan or endowment fund in accordance with
               Section 240.13d-1(b)(1)(ii)(F).

     (g)  [X]  A parent holding company or control person in accordance with
               Section 240.13d-1(b)(1)(ii)(G).

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.

     (j)  [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

     Items (a) through (c): See items 1 and 5-11 of the cover pages to this filing.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     [X]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     ING Pilgrim Investments, LLC, which is a registered investment adviser under Section 203 of the Investment Advisers Act, is a wholly owned subsidiary of ING Pilgrim Capital Corporation, LLC, which is a wholly-owned subsidiary of ING Groep, N.V. The reported shares were beneficially owned by Pilgrim Financial Services Fund, Inc., which is a registered investment company for which ING Pilgrim Investments, LLC serves as investment adviser.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

     Not applicable

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    ING PILGRIM CAPITAL CORPORATION, LLC


         February 14, 2002          By: /s/ Robert S. Naka
                                        ----------------------------------------
                                    Name:  Robert S. Naka
                                    Title: Senior Vice President


                                    ING PILGRIM GROUP, LLC


         February 14, 2002          By: /s/ Robert S. Naka
                                        ----------------------------------------
                                    Name:  Robert S. Naka
                                    Title: Senior Vice President


                                    ING PILGRIM INVESTMENTS, LLC


         February 14, 2002          By: /s/ Robert S. Naka
                                        ----------------------------------------
                                    Name:  Robert S. Naka
                                    Title: Senior Vice President


                                    PILGRIM FINANCIAL SERVICES FUND, INC.


         February 14, 2002          By: /s/ Robert S. Naka
                                        ----------------------------------------
                                    Name:  Robert S. Naka
                                    Title: Senior Vice President

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of a Schedule 13G, and all amendments thereto, with respect to each holding of Pilgrim Financial Services Fund, Inc. as to which such a report must be made, and that each such Schedule and all amendments thereto are made on behalf of each of them.

     IN WITNESS WHEREOF, the undersigned hereby execute this agreement this 14th day of February, 2002.


                                    ING PILGRIM CAPITAL CORPORATION, LLC


         February 14, 2002          By: /s/ Robert S. Naka
                                        ----------------------------------------
                                    Name:  Robert S. Naka
                                    Title: Senior Vice President


                                    ING PILGRIM GROUP, LLC


         February 14, 2002          By: /s/ Robert S. Naka
                                        ----------------------------------------
                                    Name:  Robert S. Naka
                                    Title: Senior Vice President


                                    ING PILGRIM INVESTMENTS, LLC


         February 14, 2002          By: /s/ Robert S. Naka
                                        ----------------------------------------
                                    Name:  Robert S. Naka
                                    Title: Senior Vice President


                                    PILGRIM FINANCIAL SERVICES FUND, INC.


         February 14, 2002          By: /s/ Robert S. Naka
                                        ----------------------------------------
                                    Name:  Robert S. Naka
                                    Title: Senior Vice President